UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

(Date of Report) Date of earliest event reported: February 12, 2004

WASTE MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12154 (Commission File Number)	73-1309529 (I.R.S. Employer Identification Number)

1001 Fannin Street, Suite 4000 Houston, Texas (Address of principal executive offices)		77002 (Zip Code)

(713) 512-6200 (Registrant’s telephone number, including area code)

Item 7. Financial Statements and Exhibits.

     (c) Exhibits.

99.1	Press Release of Waste Management, Inc. dated February 12, 2004 announcing results of operations for the year ended December 31, 2003.

Item 9. Regulation FD Disclosure

     The Company held an analyst conference call on February 12, 2004 to discuss its fourth quarter 2003 financial results and 2004 guidance. On that call, A. Maurice Myers, Chairman, President and Chief Executive Officer of the Company, announced that he would adopt a trading plan in accordance with guidelines specified under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies with respect to insider trades. This means the plan would be adopted as soon as the Company’s trading window opens, which is expected to occur on February 16th. The plan will be used by Mr. Myers to diversify his Waste Management holdings as a part of estate and tax planning activities.

     Under Mr. Myers’ 10b5-1 plan, he will sell up to 187,000 shares he received as a restricted stock grant in 1999. The sales will be made over the next nine months pursuant to a predetermined formula. Additionally, Mr. Myers announced his intention to exercise options he owns in Waste Management common stock, holding the shares acquired in accordance with the Company’s stock ownership guidelines.

     Mr. Myers has previously announced that he will be retiring from Waste Management at the end of the term of his employment contract, which is in November of this year. He has stated that he intends to move from Houston, Texas, where the Company is headquartered. Texas has no state income tax and therefore, Mr. Myers’ tax planning includes recognizing income from stock sales and options exercises while still a resident of Texas.

     Rule 10b5-1 allows corporate insiders to establish prearranged stock trading plans when they are not in possession of material non-public information, and allows such prearranged trades to be made pursuant to the plan regardless of any subsequent material information that the insider may receive. 10b5-1 plans allow insiders to gradually change their investment portfolio to minimize the market effect of stock trades by spreading them out over a period of time and at the same time avoiding concerns about initiating trades while in possession of material nonpublic information.

Item 12. Results of Operations and Financial Condition

     The Company issued a press release on February 12, 2004 announcing its results of operations for the year ended December 31, 2003. A copy of that release is furnished herewith as Exhibit 99.1.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: February 12, 2004	By:	/s/ RICK L. WITTENBRAKER
Rick L. Wittenbraker
Senior Vice President, General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
99.1	Press Release of Waste Management, Inc. dated February 12, 2004 announcing results of operations for the year ended December 31, 2003.